================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       NEW CENTURY FINANCIAL INFORMATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

                                      N/A
     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

                                      N/A
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                                      N/A
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     (4) Proposed maximum aggregate value of transaction:

                                      N/A
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     (5) Total fee paid:

                                      N/A
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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                       NEW CENTURY FINANCIAL CORPORATION
                         18400 VON KARMAN, SUITE 1000
                           IRVINE, CALIFORNIA 92612

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 MAY 18, 1998

                               ----------------

  The Annual Meeting of Stockholders of New Century Financial Corporation, a Delaware corporation (the "Company"), will be held at the Irvine Marriott, 18000 Von Karman, Irvine, California, on May 18, 1998 at 9:00 A.M., local time, to consider and vote on the following matters described in the attached Proxy Statement:

  1. The election of three directors for three-year terms ending in 2001;

  2. The approval of an amendment to the Company's 1995 Stock Option Plan to increase the number of shares authorized to be issued under the Company's 1995 Stock Option Plan by 500,000 shares, from 2,000,000 shares to 2,500,000 shares;

  3. The approval of the Company's Employee Stock Purchase Plan;

  4. The approval of KPMG Peat Marwick LLP as independent auditors of the Company for the fiscal year ending December 31, 1998; and

  5. The transaction of such other business as may properly come before the meeting, or any adjournments thereof.

  The Board of Directors has fixed March 27, 1998 as the record date for the meeting, and only holders of Common Stock of record at the close of business on that date are entitled to receive notice of and vote at the meeting. Each stockholder is requested to execute the enclosed proxy card and return it without delay in the enclosed postage-paid envelope. Any stockholder attending the meeting may withdraw his or her proxy and vote personally on each matter brought before the meeting.

                                          By Order of the Board of Directors

                                          /s/ BRAD A. MORRICE
                                          ----------------------------------
                                          Brad A. Morrice
                                          Secretary

Irvine, California
April 6, 1998

                       NEW CENTURY FINANCIAL CORPORATION

                               ----------------

                                PROXY STATEMENT

                               ----------------

  This Proxy Statement is furnished to stockholders of New Century Financial Corporation, a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting of Stockholders to be held on May 18, 1998, at 9:00 A.M., local time, and at any and all adjournments thereof. The executive offices of the Company are located at 18400 Von Karman, Suite 1000, Irvine, California 92612. This Proxy Statement and accompanying proxy are first being mailed to stockholders on or about April 6, 1998.

                               PROXY PROCEDURES

  All shares represented by each properly executed unrevoked proxy received in time for the Annual Meeting will be voted in the manner specified therein. Any unmarked proxies, including those submitted by brokers or nominees, will be voted as indicated in the accompanying proxy card (i.e., as a vote FOR the proposals discussed in this Proxy Statement). The Company has no knowledge of any matters other than those described in this Proxy Statement to be presented at the meeting. In the event other matters do properly come before the meeting, the persons named in the proxy will vote on such matters in accordance with their judgment.

  Any stockholder has the power to revoke his or her proxy at any time before it is voted. A proxy may be revoked by delivering a written notice of revocation to the Secretary of the Company at the Company's principal executive office, by a duly executed proxy bearing a later date, or by attendance at the Annual Meeting and voting in person by the person executing the proxy.

  Votes cast by proxy or in person at the Annual Meeting will be counted by the person appointed by the Company to act as the Inspector of Elections for the meeting. The Inspector of Elections will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the outcome of any matter submitted to the stockholders for a vote. Abstentions, however, do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of a plurality or of "votes cast".

  The Inspector of Elections will treat shares referred to as "broker non-votes" (shares held by brokers or nominees over which the broker or nominee lacks discretionary power to vote and for which the broker or nominee has not received specific voting instructions from the beneficial owner) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker or nominee has physically indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

  The cost of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, some of the Company's directors, officers and regular employees, without extra remuneration, may conduct additional solicitation by telephone and personal interview. The Company also will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for any reasonable expenses in forwarding proxy materials to beneficial owners.

  The 1997 Annual Report to Stockholders, which includes financial statements for the year ended December 31, 1997, accompanies this Proxy Statement. The Annual Report does not constitute a part of the proxy materials.

          SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

  On March 27, 1998, the record date with respect to this solicitation for determining stockholders entitled to notice of and to vote at the Annual Meeting, 14,402,360 shares of the Company's Common Stock were outstanding. No shares of any other class of stock were outstanding. Only stockholders of record on such date are entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof. Each stockholder of record is entitled to one vote for each share held on all matters to come before the Annual Meeting and at any adjournment thereof.

  Except as otherwise indicated, the following table sets forth information as of March 16, 1998 with respect to the beneficial ownership of the Company's Common Stock by (i) each person who is known by the Company to beneficially own more than 5% of the Company's Common Stock, (ii) each director of the Company, (iii) each nominee for election to the Board of Directors, (iv) each executive officer named in the Summary Compensation Table, and (v) all directors and executive officers as a group. Except as otherwise indicated, beneficial ownership includes both voting and investment power with respect to the shares shown.

                                                          AMOUNT AND
                                                          NATURE OF
                                                          BENEFICIAL PERCENT OF
        NAME AND ADDRESS OF BENEFICIAL OWNER (1)          OWNERSHIP    CLASS
        ----------------------------------------          ---------- ----------
Cornerstone Fund I, L.L.C.(2)............................ 3,370,656     23.4%
 5050 N. 40th Street, Suite 310
 Phoenix, Arizona 85018
Robert K. Cole(3)(4)..................................... 1,360,541      9.4
Brad A. Morrice(3)(4)(5)................................. 1,361,024      9.4
Edward F. Gotschall(3)(6)................................ 1,289,772      8.9
Steve Holder(3)(7)....................................... 1,242,858      8.5
John C. Bentley(8).......................................   101,119        *
Sherman I. Chu(8)........................................    25,280        *
Martin F. Ryan(9)........................................   160,774      1.1
Michael Sachs(10)........................................   532,582      3.7
Fredric Forster..........................................       --       --
All directors and executive officers as a group (9
 persons)(11)............................................ 6,073,950     40.5

--------
  * Less than one percent.

 (1) Each of the persons listed above, other than Cornerstone Fund I, L.L.C., can be reached through the Company at 18400 Von Karman, Suite 1000, Irvine, California 92612.

 (2) The Foundation Companies, Inc. is the managing member of Cornerstone Fund I, L.L.C. and Cornerstone Equity Partners ("CEP") is a member of Cornerstone Fund I, L.L.C. The Foundation Companies, Inc. has sole voting power and shares dispositive power with CEP with respect to the shares owned by Cornerstone Fund I, L.L.C. The Foundation Companies, Inc. is a wholly-owned subsidiary of Foundation Administrative Services, Inc., which in turn is a wholly-owned subsidiary of the Baptist Foundation of Arizona, each of which may also be deemed to be the beneficial owner of the shares owned by Cornerstone Fund I, L.L.C.

 (3) Includes 92,500 shares of restricted stock, as to which the named person has voting, but not dispositive, power.

 (4) Includes 137,805 shares of Common Stock issuable pursuant to options exercisable within 60 days of March 16, 1998.

 (5) Includes 21,103 shares of Common Stock owned by the Samantha H. Morrice Trust, the sole beneficiary of which is Mr. Morrice's daughter.

 (6) Includes 151,138 shares of Common Stock issuable pursuant to options exercisable within 60 days of March 16, 1998.

 (7) Includes 164,471 shares of Common Stock issuable pursuant to options exercisable within 60 days of March 16, 1998.

 (8) As principals of CEP, Messrs. Bentley and Chu may be deemed to be the beneficial owners of the shares owned by Cornerstone Fund I, L.L.C. See note (2) above.

 (9) Includes 158,274 shares of Common Stock owned by the Martin F. Ryan, Ltd., Profit Sharing Plan and Trust, of which Mr. Ryan is the trustee. Martin F. Ryan, a director of the Company, is also a director of The Foundation Companies, Inc. and the Baptist Foundation of Arizona. See note (2) above.

(10) Includes 211,032 shares of Common Stock owned by Westrec PS Plan, of which Mr. Sachs is the trustee.

(11) Includes (i) 370,000 shares of restricted stock and (ii) 591,219 shares of Common Stock issuable pursuant to options exercisable within 60 days of March 16, 1998. See notes (3), (4), (6) and (7) above.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  The Company's Bylaws provide that the Board of Directors initially consist of nine members and that thereafter the number of directors shall be fixed or altered exclusively by an affirmative vote of two-thirds of all of the directors. Currently there are nine directors. The Board of Directors is divided into three classes: Class I, Class II and Class III. The initial terms of office of directors in Class I, Class II, and Class III expire after the annual meetings of stockholders of the Company in 1998, 1999 and 2000, respectively. After the initial terms, each director will serve for a term expiring at the annual meeting of stockholders held in the third year following the year of election and until such director's successor is elected.

  The nominees for election are: Fredric J. Forster, Edward F. Gotschall, and Martin F. Ryan. Each nominee is presently a Class I member of the Company's Board of Directors and was elected to his present term of office by the stockholders of the Company.

  Each of the nominees has consented to be named as a nominee in this Proxy Statement and has indicated that he is willing and able to serve as a director if elected. If any nominee named herein becomes unavailable for any reason, the persons named in the proxy will vote for the election of such other person as the Board of Directors may propose to replace such nominee.

  For the purpose of electing directors, each stockholder is entitled to one vote per share for each of the three directors to be elected. The candidates receiving the highest number of votes will be elected.

  The information set forth below as to each nominee has been furnished by the nominee.

          NOMINEES FOR ELECTION AS DIRECTORS TO SERVE THREE-YEAR TERMS

                            PRINCIPAL BUSINESS EXPERIENCE DURING PAST    DIRECTOR
         NAME         AGE  FIVE YEARS AND CERTAIN OTHER DIRECTORSHIPS     SINCE
         ----         ---  ------------------------------------------    --------
 Fredric J. Forster..  53 Principal of Financial Institutional             1997
                           Partners, LLC (November 1996-present)
                           (investment banking and brokerage);
                           President and Chief Operating Officer of
                           H.F. Ahmanson and Company and its
                           subsidiary Home Savings of America (March
                           1993- April 1996); President of ITT Federal
                           Bank, formerly Newport Balboa Savings and
                           Loan Association (1979-1993); a Director
                           (and Vice Chairman in 1995) of Federal Home
                           Loan Bank of San Francisco (1986-1993).
 Edward F. Gotschall.  43 Vice Chairman of the Company (December 1996-     1995
                           present),
                           Chief Operating Officer--
                           Finance/Administration (December 1995-
                           present); a Director and Chief Financial
                           Officer of New Century Mortgage Corporation
                           (December 1995-present); Executive Vice
                           President/Chief Financial Officer of Plaza
                           Home Mortgage Corporation (April 1994-July
                           1995) (mortgage banking); Executive Vice
                           President/Chief Financial Officer of Option
                           One Mortgage Corporation (December 1992 to
                           February 1994) (subprime mortgage banking).
 Martin F. Ryan......  60 Practicing attorney (1963-present);              1996
                           President and a Director of Martin F. Ryan,
                           Ltd. (1983-present); a Director (and
                           Chairman of the Board for two years) of The
                           Foundation Companies, Inc. (1992-present);
                           a Director of the Baptist Foundation of
                           Arizona (seven years).

  Set forth below is information concerning each of the other six directors of the Company whose three-year terms of office will continue after the 1998 Annual Meeting of Stockholders.

                      DIRECTORS WHOSE TERMS EXPIRE IN 2000

                          PRINCIPAL BUSINESS EXPERIENCE DURING PAST      DIRECTOR
       NAME       AGE    FIVE YEARS AND CERTAIN OTHER DIRECTORSHIPS       SINCE
       ----       ---    ------------------------------------------      --------
 John C. Bentley.  38 Principal of Cornerstone Equity Partners, L.L.C.     1995
                       (February 1995-present) (private equity
                       investments); Senior Vice President at Banc One
                       Capital Corporation in merchant banking group
                       (February 1989 to February 1995).
 Robert K. Cole..  51 Chairman and Chief Executive Officer of the          1995
                       Company (December 1995-present); a Director of
                       New Century Mortgage Corporation (November
                       1995-present); President and Chief Operating
                       Officer--Finance of Plaza Home Mortgage
                       Corporation (February 1994 to March 1995)
                       (mortgage banking); President of Triple Five,
                       Inc. (June 1990 to January 1994) (international
                       real estate development).
 Steve Holder....  40 Vice Chairman of the Company (December 1996-         1995
                       present); Chief Operating Officer--Loan
                       Production/Operations of the Company (December
                       1995-present); Co-Chairman of the Board and
                       Chief Executive Officer of New Century Mortgage
                       Corporation (December 1996-present); Executive
                       Vice President of Long Beach Mortgage Company
                       (February 1993 to August 1995) (mortgage
                       banking); Vice President of Business
                       Development for Transamerica Financial Services
                       (July 1991 to February 1993).

                     DIRECTORS WHOSE TERMS EXPIRE IN 1999

                          PRINCIPAL BUSINESS EXPERIENCE DURING PAST    DIRECTOR
       NAME        AGE   FIVE YEARS AND CERTAIN OTHER DIRECTORSHIPS     SINCE
       ----        ---   ------------------------------------------    --------
 Sherman I. Chu...  33 Principal of Cornerstone Equity Partners,         1995
                        L.L.C. (March 1995-present) (private equity
                        investments); Assistant Vice President at
                        Banc One Capital Corporation in merchant
                        banking group (November 1991 to March 1995).
 Brad A. Morrice..  41 Vice Chairman of the Company (December 1996-      1995
                        present); President and Secretary of the
                        Company (December 1995-present); General
                        Counsel of the Company (December 1995-
                        December 1997); Co-Chairman of the Board and
                        Chief Executive Officer of New Century
                        Mortgage Corporation (November 1995-present);
                        President and Chief Operating Officer--
                        Administration of Plaza Home Mortgage
                        Corporation (February 1994 to March 1995)
                        (mortgage banking); Executive Vice President
                        and Chief Administrative Officer of Plaza
                        Home Mortgage Corporation (February 1993 to
                        February 1994); Partner, King, Purtich &
                        Morrice (August 1990 to January 1993) (law
                        firm).
 Michael M. Sachs.  57 Chairman of the Board and Chief Executive         1995
                        Officer of Westrec Financial, Inc. (1990-
                        present) (operator of marinas and related
                        businesses); Chairman of the Board and Chief
                        Executive Officer of Pinpoint Systems, Inc.
                        (December 1995 to present) (manufacturer of
                        marine electronic equipment); Director of
                        InnoServe Technologies, Inc. (1980 to
                        present).

                BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

COMPENSATION OF DIRECTORS

  During 1997, the Company paid its non-employee directors other than Mr. Forster an annual retainer of $10,000, and a fee of $2,500 for each board or committee meeting attended. The Company also reimbursed its non-employee directors for reasonable expenses incurred in attending meetings. In addition, the Company's Stock Option Plan provides that, upon initial election or appointment to the Board, each non-employee director is granted a non-qualified option to purchase 15,000 shares of Common Stock, subject to vesting in equal installments over three years from the date of grant (a "Non-Employee Director Option"). If any non-employee director's services as a member of the Board terminate, each of such director's options which is not then exercisable will terminate. The current non-employee directors other than Mr. Forster were each granted a Non-Employee Director Option in May 1997 at an exercise price of $7.50 per share. Mr. Forster was granted a Non-Employee Director Option in July 1997 at an exercise price of $11.00 per share.

COMMITTEES OF THE BOARD

  The Company's Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee is comprised of Messrs. Sachs, Chu and Ryan and is responsible for making recommendations concerning the engagement of independent certified public accountants, approving professional services provided by the independent certified public accountants and reviewing the adequacy of the Company's internal accounting controls. The Compensation Committee is comprised of Messrs. Bentley, Sachs and Forster. The Compensation Committee has the exclusive responsibility for establishing the compensation and other benefits payable to executive officers and has the responsibility for administering the Company's incentive compensation and benefit plans, including the Stock Option Plan and the Founding Managers' Plan.

ATTENDANCE AT BOARD AND COMMITTEE MEETINGS

  During 1997, the Board of Directors met in person six times and held two telephonic meetings. No director attended fewer than 75% of the aggregate number of meetings held by the Board of Directors and the Committees of the Board of Directors on which he served.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth certain information with respect to compensation earned by the Company's Chief Executive Officer and the named executive officers (other than the Chief Executive Officer) during fiscal 1996 and fiscal 1997.



                                                     LONG TERM
                                                COMPENSATION AWARDS
                                   ANNUAL      ---------------------
                                COMPENSATION   RESTRICTED
                              ----------------   STOCK    SECURITIES  OTHER ANNUAL
   NAME AND PRINCIPAL          SALARY   BONUS    AWARDS   UNDERLYING  COMPENSATION
        POSITION         YEAR ($) (1)   ($)(2)   ($)(3)    OPTIONS(#)      (4)
   ------------------    ---- -------- ------- ---------- ----------  ------------
Robert K. Cole.......... 1996 $150,000 $96,969       --        --        $  825
 Chairman and Chief      1997  256,000 339,044  $775,789   200,305        8,375
 Executive Officer
Brad A. Morrice......... 1996  150,000  96,969       --        --         1,200
 Vice Chairman and       1997  256,000 339,044   775,789   200,305        8,375
 President
Edward F. Gotschall..... 1996  143,750  96,969       --     40,000        6,933
 Vice Chairman and Chief
  Operating Officer--    1997  252,875 422,088   692,825   200,305        8,375
 Finance/Administration
Steve Holder............ 1996  150,000  81,969       --     80,000          563
 Vice Chairman and Chief
  Operating              1997  250,020 422,088   692,825   200,305        7,182
 Officer--Loan
  Production/Operations

--------
(1) Amounts shown include cash compensation earned and received by the executive officers. The amounts do not include the value of certain perquisites which in the aggregate did not exceed the lesser of either $50,000 or 10 percent of the total of annual salary and bonus reported for the named executive officer.

(2) Amounts reported for 1996 represent signing bonuses and amounts earned pursuant to the Founding Managers' Incentive Compensation Plan in 1996 and paid in 1997. Amounts reported for 1997 represent amounts earned pursuant to the Founding Managers' Incentive Compensation Plan in 1997 and paid in 1997 and 1998.

(3) On May 30, 1997, the named executive officers were each granted a restricted stock award of 92,500 shares at a price of $0.01 per share. The value of the Company's Common Stock on such date was $7.50 per share. The value of such restricted stock as of December 31, 1997 based on the closing price of $10.25 per share on such date, net of the consideration paid by such officer, was $947,200. Mr. Cole and Mr. Morrice elected to receive a portion of their 1997 bonus under the Founding Manager's Incentive Compensation Plan in restricted stock instead of cash. As a result, Mr. Cole and Mr. Morrice were each granted a restricted stock award of 8,102 shares, based on the value of the Company's Common Stock as of December 31, 1997 of $10.25 per share, at a price of $0.01 per share. The value of such restricted stock as of December 31, 1997 based on the closing price of $10.25 per share on such date, net of the consideration paid by such officer, was $82,964. Each of the restricted stock awards vest in three approximately equal annual installments beginning one year from the date of the grant and are entitled to dividends, if any, whether or not vested.

(4) Amounts reported for 1996 represent contributions made by the Company on behalf of each executive officer to a 401(k) profit sharing plan and $5,789 paid by the Company to lease an automobile for Mr. Gotschall. Amounts reported for 1997 represent a $6,000 automobile allowance provided by the

   Company to Messrs. Cole, Morrice, Gotschall and Holder and a $2,375 contribution made by the Company on behalf of Messrs. Cole, Morrice and Gotschall to a 401(k) profit sharing plan. The Company contributed $1,182 to Mr. Holder's 401(k) profit sharing plan in 1997.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth certain information with respect to individual grants of stock options made during fiscal 1997 to the named executive officers.

                                  INDIVIDUAL GRANTS                               POTENTIAL
                         -----------------------------------                 REALIZABLE VALUE AT
                         NUMBER OF                                             ASSUMED ANNUAL
                         SECURITIES  PERCENT OF                                RATES OF STOCK
                         UNDERLYING TOTAL OPTIONS                            PRICE APPRECIATION
                          OPTIONS    GRANTED TO    EXERCISE                  FOR OPTION TERM (3)
                          GRANTED   EMPLOYEES IN    PRICE                    -------------------
          NAME              (1)      FISCAL 1997  ($/sh) (2) EXPIRATION DATE  5% ($)   10% ($)
          ----           ---------- ------------- ---------- --------------- -------- ----------
Robert K. Cole..........  137,805       10.5%       $7.50        5/23/07     $649,986 $1,647,193
                           62,500        4.7        11.00        6/24/07      432,365  1,095,698
                          -------       ----
                          200,305       15.2
Brad A. Morrice.........  137,805       10.5         7.50        5/23/07      649,986  1,647,193
                           62,500        4.7        11.00        6/24/07      432,365  1,095,698
                          -------       ----
                          200,305       15.2
Edward F. Gotschall ....  137,805       10.5         7.50        5/23/07      649,986  1,647,193
                           62,500        4.7        11.00        6/24/07      432,365  1,095,698
                          -------       ----
                          200,305       15.2
Steve Holder............  137,805       10.5         7.50        5/23/07      649,986  1,647,193
                           62,500        4.7        11.00        6/24/07      432,365  1,095,698
                          -------       ----
                          200,305       15.2

--------
(1) All options were granted "at market" on the date of grant. The options covering 137,805 are immediately exercisable. The options covering 62,500 are exercisable as to one third of the shares of Common Stock on the first anniversary of the grant date, with an additional one third of the underlying shares becoming exercisable on each successive anniversary date, and full vesting on the third anniversary date. The options were granted for a term of 10 years, subject to earlier termination in certain events related to termination of employment. In certain circumstances, including a recapitalization, stock split, reorganization, merger, combination, consolidation and a sale of substantially all of the assets of the Company, the Board of Directors will adjust, in such manner and to such extent as it deems appropriate, the number, amount and type of shares subject to the option and the exercise price of the option.

(2) The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares of Common Stock, subject to certain conditions.

(3) This column shows the hypothetical gains or "option spreads" of the options granted based on the per-share market price of the Common Stock at the time of the grant and assumed annual compound stock appreciation rates of 5% and 10% over the full 10-year term of the options. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future Common Stock prices. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares. The actual gains, if any, on the exercise of stock options will depend on the future performance of the Common Stock, the option holder's continued employment through the option period for options granted pursuant to the Stock Option Plan, and the date on which the options are exercised.

FISCAL YEAR-END OPTION VALUES

  The following table sets forth certain information with respect to the value of the options at the end of fiscal 1997 held by the named executive officers.

                               NUMBER OF SECURITIES
                                    UNDERLYING           VALUE OF UNEXERCISED
                              UNEXERCISED OPTIONS AT    IN-THE-MONEY OPTIONS AT
                                 DECEMBER 31, 1997     DECEMBER 31, 1997 ($) (1)
                             ------------------------- -------------------------
            NAME             EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
            ----             ----------- ------------- ----------- -------------
Robert K. Cole..............   137,805       62,500     $378,964          --
Brad A. Morrice.............   137,805       62,500      378,964          --
Edward F. Gotschall.........   151,138       89,167      468,961     $180,002
Steve Holder................   164,471      115,834      558,959      360,005

--------
(1) The amounts set forth represent the difference between the estimated fair market value of $10.25 per share as of December 31, 1997 and the exercise price of the in-the-money options, multiplied by the applicable number of shares underlying such options.

EMPLOYMENT AGREEMENTS

  The Company has entered into employment agreements with Messrs. Cole, Morrice, Gotschall and Holder (the "Founding Managers"). Each agreement continues in effect until December 31, 1999 but is extended automatically for successive one-year periods unless terminated by either the Company or the respective Founding Manager. Under the terms of the agreements, the Founding Managers each received a signing bonus of $15,000 and an annual base salary at the rate of $150,000 per year during 1996 and thereafter at a rate determined by the Company's Board of Directors. The Founding Managers initially received a salary of $180,000 for fiscal 1997. On May 30, 1997, the Board of Directors increased the Founding Managers' salary to $256,000 for fiscal 1997, plus a $500 per month automobile allowance. In the event of termination of employment of a Founding Manager without cause (as defined in the agreement) by the Company, the Company: (i) will pay such Founding Manager his base salary through the end of the month during which such termination occurs plus credit for any vacation earned but not taken, his base salary in effect at termination for a minimum of six months or, if longer, through the expiration of the term of employment then in effect, and an amount equal to the most recent annual profit-sharing and/or incentive bonus received by him, or, if more, the amount which would be due under the profit sharing and/or incentive bonus plans applicable to him for the then current year calculated as of the effective date of termination; (ii) will maintain such Founding Manager's medical insurance and other programs in which he was entitled to participate until the expiration of the term of employment then in effect or his commencement of full time employment with a new employer; and (iii) will pay all costs up to $20,000 related to such Founding Manager's participation in a senior executive outplacement program. Each Founding Manager may be terminated for cause only by a vote of a majority of the Board of Directors of the Company.

FOUNDING MANAGERS' INCENTIVE COMPENSATION PLAN

  General. In December 1996, the Company adopted the Founding Managers' Incentive Compensation Plan and the Company has amended the terms thereof effective for 1997 and subsequent plan years (as amended, the "Incentive Compensation Plan"). The Incentive Compensation Plan is intended to promote the success of the Company by providing a means to retain and motivate the Founding Managers by rewarding them with additional incentive compensation for high levels of individual annual performance and for significant efforts to enhance the financial performance of the Company. The Compensation Committee (the "Committee") of the Board of Directors administers the Incentive Compensation Plan. The Committee has full discretion to construe and interpret the terms and provisions of the Incentive Compensation Plan and related agreements. In addition, the Committee has the authority to make all determinations under the Incentive Compensation Plan, and to prescribe, amend and rescind rules relating to the administration of the Incentive Compensation Plan. Capitalized terms not otherwise expressly defined herein shall have the meaning specified in the Incentive Compensation Plan.

  Shares Reserved for Awards. The total number of shares of the Company's Common Stock set aside for awards under the Incentive Compensation Plan is 250,000 shares, subject to certain adjustments described below. The number and kind of shares available under the Incentive Compensation Plan are subject to adjustment in the event of certain extraordinary events, such as a reorganization, merger, consolidation, recapitalization, reclassification, stock-split or similar event. The number of shares covered by awards outstanding are also subject to adjustment in these events.

  Incentive Compensation Amounts. Each of the four Founding Managers is entitled to one quarter of amounts payable under the Incentive Compensation Plan. Subject to the limitations described below, the amount available for incentive awards (the "Incentive Pool") for each fiscal year, commencing in 1997, is an amount equal to a percentage of the Company's earnings ("Earnings") before income taxes and without deducting amounts payable under the Incentive Compensation Plan. The specific percentage of Earnings which is used to determine the Incentive Pool is based on the ratio (the "Ratio") of Earnings to Total Stockholders' Equity. If the Ratio is at least 25% but less than 50%, the Incentive Pool is an amount equal to 5% of Earnings in excess of 25% of Total Stockholders' Equity. If the Ratio is at least 50%, the Incentive Pool is an amount equal to the sum of (i) 5% of Earnings in excess of 25% of Total Stockholders' Equity, plus (ii) 2% of Earnings in excess of 50% of Total Stockholders' Equity. Total Stockholders' Equity for purposes of this calculation is equal to the amount of stockholders' equity as of January 1 of each fiscal year adjusted on a pro-rata basis for any equity offerings completed during the fiscal year.

  Form of Incentive Compensation. Awards are payable in either cash or restricted stock if the Compensation Committee and respective Founding Manager so agree. In the absence of such an agreement, awards to each Founding Manager will be paid in cash up to 100% of the respective Founding Manager's base salary in fiscal 1997 and thereafter up to 200% of such base salary. In the event the Incentive Pool for any fiscal year exceeds the cash award, and the Compensation Committee and respective Founding manager do not otherwise agree, such excess shall be paid to each Founding Manager in the form of restricted stock. The restricted stock will vest in equal annual installments over a three year period. In the event that a Founding Manager's employment terminates with the Company for any reason other than death or total disability, shares of restricted stock which have not yet become vested shall be forfeited. Notwithstanding the preceding, upon the occurrence of certain Change of Control Events, unvested shares subject to a restricted stock award will become fully vested. A Founding Manager who receives shares of restricted stock will be entitled to cash dividends and voting rights for each share of restricted stock issued under the Incentive Compensation Plan.

  Restrictions. If the payment of a Founding Manager's benefits under the Incentive Compensation Plan would cause the Company to violate any covenant contained in any agreement entered into by the Company with a third party, the payment of benefits under the Incentive Compensation Plan are deferred until such time as the Company would remain in compliance with these covenants after such benefits are paid. In addition, if the Company is in violation of any third party financial covenant, the payment of benefits will be deferred until the Company is in compliance with its financial covenants after such benefits are paid.

  Semi-Annual and Annual Payments. On July 31 and January 31 of each year, the Founding Managers are entitled to a cash advance equal to 80% of the amount payable as of June 30 and December 31 based on the Company's unaudited financial statements as of such dates. To the extent the Incentive Pool for any fiscal year exceeds the aggregate of the semi-annual cash awards, an additional award in cash and/or restricted stock will be payable to the Founding Managers in a lump sum within 10 days of the receipt of the Company's audited financial statements for such fiscal year. To the extent the Incentive Pool for any fiscal year is less than the aggregate of the semi-annual cash advances, the Founding Managers shall refund in a lump sum the excess cash advances within 10 days of the completion of the Company's audited financial statements for such fiscal year.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  No member of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

  In connection with a letter of intent regarding the possible purchase of a subsidiary of Westrec Financial, Inc. ("Westrec"), the Company paid an aggregate of approximately $68,000 through March 31, 1997 to Westrec for the payment of certain operating expenses of the subsidiary. The letter of intent was terminated in April 1997. Michael Sachs, a director of the Company, is the Chairman, Chief Executive Officer and primary shareholder of Westrec.

  THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE AND THE PERFORMANCE GRAPH THAT APPEARS IMMEDIATELY AFTER SUCH REPORT SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

                       REPORT OF COMPENSATION COMMITTEE

  As members of the Compensation Committee, we are responsible for administering the Company's incentive plans, including the 1995 Stock Option Plan and the Founding Managers' Incentive Compensation Plan. In addition, we review compensation levels of members of senior management, evaluate the performance of corporate management and consider management succession and related matters. The Committee reviews with the Board the compensation for the executive officers of the Company. The Compensation Committee is comprised entirely of non-employee directors.

OVERALL COMPENSATION POLICIES

  It is the policy of the Company and the Committee that executive compensation should serve to attract and retain key employees and provide them with incentives to assist the Company in achieving strategic and financial goals which ultimately enhance the value of the Company's stock. To that end, the compensation of the Company's executive officers consists principally of salary, bonuses and potential gains from stock option and other stock-based awards.

  The Company's compensation policy has been to compensate the Company's four executive officers Messrs. Cole, Morrice, Gotschall and Holder (the "Founding Managers"), with substantially identical compensation. The Founding Managers receive a base cash salary in accordance with their respective employment agreements. In addition, a significant portion of their annual compensation is comprised of incentive compensation in the form of bonuses under the Founding Managers Incentive Compensation Plan, which are based upon the financial performance of the Company. Finally, the Founding Managers receive long-term incentives in the form of stock options and restricted stock which, because the value of such awards is directly related to the future value of the Company's Common Stock, are designed to tie the interests of the Founding Managers with those of the stockholders.

  The Compensation Committee considers the anticipated tax treatment to the Company regarding the compensation and benefits paid to the executive officers of the Company in light of the enactment of Section 162(m) of the Internal Revenue Code of 1986, as amended, and final regulations adopted thereunder. The basic philosophy of the Compensation Committee is to strive to provide the executive officers of the Company with a compensation package which will preserve the deductibility of such payments for the Company. However, certain types of compensation payments and their deductibility (e.g. the spread on the exercise of non-qualified options) depend on the timing of an executive officer's vesting or exercise of previously granted rights. Moreover, interpretations of and changes in the tax laws and other factors beyond the Compensation Committee's control may affect the deductibility of certain compensation payments. The Compensation Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

1997 FOUNDING MANAGERS COMPENSATION

  In 1997, the Founding Managers initially each received an annual base salary of $180,000 under the terms of their employment agreements. In May 1997, the Board of Directors of the Company increased the annual base salary to $256,000, effective as of January 1, 1997, plus a $500 per month automobile allowance.

  The Founding Managers each received two option grants under the 1995 Stock Option Plan in 1997. The Company granted options to purchase 137,805 shares of Common Stock to each of the Founding Managers in connection with the closing of the Company's strategic alliance with Comerica in May 1997. Those options are fully vested and have an exercise price of $7.50 per share. In June 1997, the Company granted options to purchase 62,500 shares of Common Stock to each of the Founding Managers in connection with the closing of the initial public offering of the Company's Common Stock. The options vest over a three year period from the date of the grant and have an exercise price of $11.00 per share.

  In May 1997 each of the Founding Managers was granted additional long-term incentive compensation in the form of restricted stock awards covering 92,500 shares of Common Stock. The restricted stock vests over a three year period from the date of the grant.

  Finally, the Founding Managers are entitled to receive additional incentive compensation under the Founding Managers Compensation Plan based on the Company's financial performance in 1997. The amounts payable under the Plan are based on a percentage of the Company's earnings before income taxes (without deducting amounts payable under the Plan) ("Earnings"). The specific percentage of Earnings which is used to determine the incentive pool is based on the ratio (the "Ratio") of Earnings to Total Stockholders' Equity. If the Ratio is at least 25% but less than 50%, the pool is an amount equal to 5% of Earnings in excess of 25% of Total Stockholders Equity (as defined in the Plan). If the Ratio is at least 50%, the incentive pool is an amount equal to the sum of (i) 5% of Earnings in excess of 25% of Total Stockholders' Equity, plus (ii) 2% of Earnings in excess of 50% of Total Stockholders' Equity. Amounts payable under the Plan are payable in either cash or restricted stock if the Compensation Committee and respective Founding Manager so agree. Based on the foregoing formula, and their respective elections, (i) Mr. Cole and Mr. Morrice received or will receive, cash payments totaling $339,044 and an award of 8,102 shares of restricted stock under the Plan and (ii) Mr. Gotschall and Mr. Holder received or will receive cash payments totaling $422,088.

  In 1997, the compensation of the Founding Managers was determined based on the Committee's evaluation of the role of the Founding Managers in the growth of the Company since its inception and the achievement of several strategic objectives in 1997, including: (i) the increase of loan originations by the Company from $4.3 million for the first quarter of 1996 to $250.5 million for the first quarter of 1997, (ii) the closing of the Company's first securitization transaction in February 1997, (iii) the closing of the Comerica strategic alliance in May 1997 and (iv) the closing of the initial public offering of the Company's Common Stock in June 1997. The Committee does not, in determining the level of compensation to be paid, conduct any formal survey of the salaries paid by other specialty finance companies but has from time to time informally consulted with a firm engaged in hiring and placing of professional managers with specialty finance firms and has reviewed publicly available information.

CONCLUSION

  The Committee has reviewed each element of compensation for each of the Founding Managers for 1997. The Committee reported to the Board of Directors that in the Committee's opinion, the compensation of each Founding Manager is reasonable in view of the Company's performance and the Committee's subjective evaluation of the contribution of each Founding Manager to that performance.

                                          March 18, 1998

                                          COMPENSATION COMMITTEE
                                          John C. Bentley
                                          Michael M. Sachs
                                          Fredric J. Forster

LOGO

                               PERFORMANCE GRAPH

  The following graph below shows the Company's total return to stockholders compared to the Nasdaq Market Value Index and a Peer Group Index (1) over the period from June 26, 1997 (the date of registration of the Common Stock under Section 12 of the Securities Exchange Act of 1934) to December 31, 1997.

 COMPARISON OF CUMULATIVE TOTAL RETURN FROM JUNE 26, 1997 THROUGH DECEMBER 31,
                                    1997(2)

                       [PERFORMANCE GRAPH APPEARS HERE]

                                  NCEN                    Peer Group                   NASDAQ
            ---------------------------------------------------------------------------------
             26-Jun-97           100.00                     100.00                     100.00
             30-Sep-97           125.23                     123.45                     116.77
             31-Dec-97            75.23                      93.79                     129.37

--------
(1) The Peer Group Index identified by the Company consists of the following publicly traded companies engaged in the business of subprime mortgage banking: Aames Financial Corporation, Emergent Group, Inc., Long Beach Financial, Southern Pacific Funding Corporation and United Companies.
(2) Assumes that $100.00 was invested on June 26, 1997 in the Company's Common Stock at the closing sales price of $13.63 per share and at the closing sales price for each index on that date and that all dividends were reinvested. No cash dividends have been declared on the Company's Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

                                  PROPOSAL 2

      AMENDMENT TO INCREASE SHARES AVAILABLE UNDER THE STOCK OPTION PLAN

  The Board of Directors has approved, subject to approval by the Company's stockholders, the amendment to the Company's 1995 Stock Option Plan (the "Stock Option Plan") described below. The Stock Option Plan provides a means for the Company to attract and retain officers and key employees and promote the success of the Company. A description of the material features of the Stock Option Plan follows this proposal.

THE PROPOSED AMENDMENT

  On March 18, 1998, the Board of Directors adopted, subject to stockholder approval, an amendment to the Stock Option Plan increasing the number of shares authorized to be issued under the Plan from 2,000,000 to 2,500,000 shares (an increase of 500,000 shares).

  At March 15, 1998, awards covering 1,827,470 shares of Common Stock were outstanding under the Stock Option Plan while only 172,530 shares remained available for issuance. The Board believes that the remaining 172,530 shares available for issuance are insufficient to provide the Board the flexibility necessary to attract and retain officers and key employees through the grant of awards under the Stock Option Plan. Therefore, the Board has concluded that a 500,000 share increase in the number of shares available for issuance under the Stock Option Plan is desirable and in the Company's best interests.

VOTE REQUIRED FOR APPROVAL

  Approval of this proposal requires the affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the meeting.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" APPROVAL OF THIS PROPOSED AMENDMENT TO THE STOCK OPTION PLAN.

SUMMARY DESCRIPTION OF THE STOCK OPTION PLAN

  The following summary is qualified in its entirety by reference to the full text of the Stock Option Plan, which can be reviewed on the Securities and Exchange Commission's website at http://www.sec.gov. A copy of the Stock Option Plan is also available for review at the principal executive offices of the Company and will be furnished to stockholders without charge upon written request directed to the Corporate Secretary, New Century Financial Corporation, 18400 Von Karman, Suite 1000, Irvine, California 92612. Capitalized terms used herein which are not otherwise defined shall have the meaning specified in the Stock Option Plan.

  General. The Company adopted the Stock Option Plan in December 1995. The Stock Option Plan is intended to provide a means to attract, motivate and retain key employees, consultants, advisors and knowledgeable directors of the Company and to promote the success of the Company.

  Grant of Awards. Under the Stock Option Plan, awards ("Awards") may consist of any combination of stock options (incentive or nonqualified), restricted stock, stock appreciation rights ("SARs") and performance share awards. The number of shares of Common Stock reserved for issuance that may be issued under the Stock Option Plan currently is 2,000,000. The maximum number of shares that may be covered by options and SARs granted to any participant during a calendar year is 500,000 shares. Each of the foregoing limits is subject to adjustment under certain circumstances as described more fully in
Section 6.2 of the Stock Option Plan. Awards under the Stock Option Plan may be made to officers and key employees of the Company, to consultants of the Company and to directors who are not employees or officers of the Company ("Non-Employee Directors"). As of March 15, 1998, the Company had granted options to purchase a total of 1,827,470 shares of Common Stock under the Stock Option Plan (of which 172,530 options remained outstanding and 681,280 shares were vested) which include options to purchase an aggregate of 75,000 shares of Common Stock which have been granted to the non-employee directors and options to purchase an aggregate of 801,220 shares of Common Stock which were granted to Messrs. Cole, Morrice, Gotschall and Holder in 1997.

  Non-Transferability. The Stock Option Plan provides that all Awards are non-transferable and will not become subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge. The Compensation Committee may, however, permit Awards to be exercised by certain persons or entities related to a participant for estate and/or tax planning purposes. Only the participant, subject to the above exceptions, may exercise an Award during the participant's lifetime.

  Administration. Participants in the Stock Option Plan are recommended by management and approved by the Compensation Committee. The Compensation Committee is appointed by the Board of Directors and has the authority to construe and interpret the Stock Option Plan and any agreements thereunder, prescribe, amend and rescind rules and regulations relating to the administration of the Stock Option Plan, accelerate or extend the vesting or exercisability or extend the term of any or all outstanding Awards (within the maximum 10 year limit on the term of Awards), and make all other determinations necessary or desirable for the administration of the Stock Option Plan.

  Nonqualified Stock Options and Incentive Stock Options. Nonqualified stock options and incentive stock options (those intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) may be granted under the Stock Option Plan. Incentive stock options may only be granted to employees of the Company. The Compensation Committee determines the exercise price, vesting provisions, and terms of options. However, the exercise price of incentive stock options cannot be less than the fair market value of the Common Stock on the date of grant (110% if granted to an employee who owns 10% or more of the Common Stock).

  Non-Employee Director Program. The Stock Option Plan contains a Non-Employee Director program which provides for the grant of options to Non-Employee Directors. Under this program, each Non-Employee Director who was elected or appointed to the Board of Directors at the Company's 1997 annual meeting of stockholders was granted a nonqualified stock option to purchase 15,000 shares of Common Stock. In addition, upon any other individual's initial election to the Board of Directors as a Non-Employee Director (or initial appointment to the Board of Directors as a Non-Employee Director), such Non-Employee Director will be granted a nonqualified stock option to purchase 15,000 shares of Common Stock. The number of shares provided for each grant is subject to adjustment upon certain events as provided in Section 6.2 of the Stock Option Plan. The purchase price per share for options granted under this program will equal the fair market value of the Common Stock on the date of grant. Each option granted under this program becomes exercisable in installments according to the following schedule: (i) one-third of the total number of shares subject to the option become exercisable on the first anniversary of the grant date, (ii) an additional one-third of the total number of shares subject to the option become exercisable on the second anniversary of the grant date, and (iii) the remaining number of shares subject to the option become exercisable on the third anniversary of the grant date. These options are granted for 10 year terms, but will terminate earlier if the director ceases to be a member of the Board of Directors.

  Restricted Stock Awards. Restricted stock awards may be granted on the basis of such factors as the Compensation Committee deems appropriate. Each restricted stock award agreement must specify the number of shares of Common Stock to be issued, the date of such issuance, the price, if any, to be paid for such shares by the participant, whether and to what extent the cash consideration paid for such shares shall be returned upon forfeiture and the restrictions imposed on such shares, which will not terminate earlier than six months after the date the restricted stock is awarded. Shares subject to restricted stock awards are nontransferable and held by the Company until such shares have vested and are subject to a risk of forfeiture unless certain conditions are satisfied.

  Stock Appreciation Rights. SARs may be granted in connection with stock options or separately. SARs granted in connection with stock options will provide for payments to the holder based upon increases in the price of the Common Stock over the exercise price of the related option on the exercise date. The Compensation Committee may elect to pay SARs in cash, Common Stock or in a combination of cash and Common Stock.

  Performance Share Awards. Performance share awards may be granted on the basis of such factors as the Compensation Committee deems appropriate. Generally, these awards will be based upon specific agreements and will specify the number of shares of Common Stock subject to the award, the price, if any, to be paid for such shares by the participant and the conditions upon which the issuance to the participant will be based.

  Performance Based Awards. Without limiting the generality of the foregoing, the Stock Option Plan will permit the Compensation Committee to grant certain other types of Awards ("Performance Based Awards") which are intended to qualify as "performance-based compensation" under
Section 162(m) of the Code. Options and SARs that are granted at fair market value are intended to qualify as Performance-Based Awards. In addition, other share-based awards may be granted under the Stock Option Plan and are intended to qualify as Performance-Based Awards. The Stock Option Plan also provides for the grant of Performance-Based Awards that are not denominated nor payable in and do not have a value derived from the value of or a price related to shares of Common Stock and are payable only in cash ("Cash-Based Awards").

  The eligible class of persons for Performance-Based Awards is all executive officers of the Company. The maximum number of shares of Common Stock which may be delivered pursuant to all Awards that are granted as Performance-Based Awards to any participant in any calendar year may not exceed 500,000 shares (subject to adjustment) and the annual aggregate amount of compensation that may be paid to any participant in respect of Cash-Based Awards may not exceed $1,000,000.

  The performance goals of Performance-Based Awards are any one or a combination of Cash Flow, Earnings Per Share, Gain on Sale of Loans, Loan Production Volume, Loan Quality, Return on Equity, and Total Stockholder Return (each as defined in Article VII of the Stock Option Plan). These goals will be applied over performance cycles as determined by the Compensation Committee. Specific cycles and target levels of performance, as well as the award levels, will be determined by the Compensation Committee not later than the applicable deadline under Section 162(m) of the Code and in any event at a time when achievement of such targets is substantially uncertain. Appropriate adjustments to goals and targets may be made by the Compensation Committee based upon objective criteria in the case of certain events that were not anticipated at the time goals were established. The Company believes that specific performance targets (when established) are likely to constitute confidential business information, the disclosure of which may adversely affect the Company or mislead the public.

  The Compensation Committee must certify the achievement of the applicable performance goals and the actual amount payable to each participant under Performance-Based Awards prior to payment. The Compensation Committee may retain discretion to reduce, but not increase, the amount payable under a Performance-Based Award, notwithstanding the achievement of targeted performance goals. Performance-Based Awards may be fully accelerated or the Compensation Committee may provide for partial credit in the event of certain circumstances that the Compensation Committee may determine.

  Continuation of Employment. Options which have not yet become exercisable will lapse upon the date a participant is no longer employed by the Company for any reason. Options which have become exercisable must generally be exercised within 30 days after such date if the termination of employment was for any reason other than retirement, total disability, death or discharge for cause. In the event the participant is discharged for cause, all options will lapse immediately upon such termination of employment. If the termination of employment was due to retirement, total disability or death, the options, which are exercisable on the date of such termination, must be exercised within three months of the date of such termination or such shorter period provided in the award agreement. SARs granted concurrently with an option have the same termination provisions as the option to which they relate. The termination provisions of SARs granted independently of an option are governed by the applicable award agreement. In the event of a termination of services to or employment with the Company for any reason, shares of Common Stock subject to a participant's restricted stock award will be forfeited in accordance with the related award agreement to the extent such shares have not vested on the date of termination. Likewise, in the event of a termination of services to or employment with the Company for any reason, shares of Common Stock subject to a participant's performance share award will be forfeited in accordance with the related award agreement to the extent such shares have not been issued or become issuable on the date of termination.

  Acceleration of Awards. In the event the stockholders of the Company approve the dissolution or liquidation of the Company, certain mergers or consolidations or the sale of substantially all of the business assets of the Company, unless prior to such event the Board of Directors determines that there will be either no acceleration or limited acceleration of awards, each option and related SAR will become immediately exercisable, restricted stock will immediately vest and the number of shares or an amount of cash covered by each performance share award will be issued or paid to the participant.

  Termination of or Changes to the Stock Option Plan. The authority to grant new Awards under the Stock Option Plan will terminate on the tenth anniversary of its adoption by the Board of Directors, unless the Stock Option Plan is terminated prior to that time by the Board of Directors. Such termination typically will not affect rights of participants which accrued prior to such termination. The Board of Directors and the Compensation Committee may make certain amendments to the Stock Option Plan and outstanding Awards. To the extent required by applicable law or deemed necessary by the Board of Directors, the Stock Option Plan may not be amended, without stockholder consent, to increase the maximum number of shares which may be delivered pursuant to Awards granted thereunder, materially increase the benefits accruing to participants thereunder or materially change the requirements as to the eligibility to participate therein.

  Federal Income Tax Consequences. With respect to nonqualified stock options, the Company is generally entitled to deduct an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to incentive stock options, the Company is generally not entitled to a similar deduction either upon grant of the option or at the time the option is exercised. The current federal income tax consequences of other awards authorized under the Stock Option Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as nonqualified stock options; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value of the stock over the purchase price only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); performance share awards generally are subject to tax at the time of payment; unconditional stock bonuses are generally subject to tax measured by the value of the payment received; and Cash-Based Awards generally are subject to tax at the time of payment; in each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes income. If an Award is accelerated under the Stock Option Plan, the Company may not be permitted to deduct the portion of the compensation attributable to the acceleration. Furthermore, if the compensation attributable to Awards is not "performance-based" within the meaning of Section 162(m) of the Code, the Company may not be permitted to deduct such compensation in certain circumstances.

  The above tax summary is based upon federal income tax laws in effect on March 27, 1998.

SPECIFIC BENEFITS

  The future number, amount and type of awards to be received by or allocated to eligible persons under the Stock Option Plan, as amended by the above proposal, cannot be determined at this time. If the Stock Option Plan, as amended, had been in effect in 1997, the Company expects that the awards would not have been substantially different from those reported in the Summary Compensation Table and Option Grants In Last Fiscal Year Table under "Executive Compensation," above.

                                  PROPOSAL 3

                   APPROVAL OF EMPLOYEE STOCK PURCHASE PLAN

  On October 13, 1997 the Board of Directors adopted the Company's Employee Stock Purchase Plan (the "ESPP"). The Board believes that the ESPP will help promote the interests of the Company by (i) linking the interests of the Company's stockholders and Participants (defined below), and (ii) providing an additional means through which the Company can attract, motivate and retain employees.

  The principal terms of the ESPP are summarized below. The following summary is qualified in its entirety by reference to the full text of the ESPP, which can be reviewed on the Securities and Exchange Commission's website at http://www.sec.gov. A copy of the ESPP is also available for review at the principal executive offices of the Company and will be furnished to stockholders without charge upon written request directed to the Corporate Secretary, New Century Financial Corporation, 18400 Von Karman, Suite 1000, Irvine, California 92612. Capitalized terms used in the summary which are not otherwise defined will have the meanings set forth in the ESPP.

SUMMARY DESCRIPTION OF THE ESPP

  Purpose. The purpose of the ESPP is to provide certain employees of the Company (and its participating Subsidiaries) with an incentive to advance the best interests of the Company by providing a method whereby they may voluntarily purchase Common Stock at a favorable price and upon favorable terms.

  Operation. The ESPP operates in successive six-month periods ("Offering Periods"), commencing on each January 1 and July 1. The first Offering Period was a short offering period which commenced on October 13, 1997 and ended on December 31, 1997. On the first day of each Offering Period (the "Grant Date"), each Eligible Employee (as defined below) who has timely filed a valid election to participate in the ESPP for that Offering Period (a "Participant") will be granted an option (an "Option") to purchase shares of the Company's Common Stock. A Participant must designate in his or her election the amount or whole percentage (which must be at least 1% and not more than 10%) of his or her Compensation to be withheld from his or her pay during that Offering Period and credited to a bookkeeping account (an "Account") maintained under the ESPP in his or her name on the Company's books. A Participant may elect, up to twice in any one Offering Period to change the level of or discontinue his or her ESPP contributions. No Participant may contribute more than $25,000 to the ESPP in any one calendar year.

  Each Option will be for a six-month term and will automatically be exercised on the last day of the Offering Period with respect to which it was granted (the "Exercise Date"). The number of shares of Common Stock acquired upon exercise of an Option will be determined by dividing the Participant's Account balance as of the Exercise Date by the Option Price. The "Option Price" for each Option will equal the lesser of: (i) 90% of the Fair Market Value of a share of Common Stock on the Grant Date of the Option; or (ii) 90% of the Fair Market Value of a share of Common Stock on the Exercise Date of the Option. A Participant's Account will be reduced upon exercise of his or her Option by the amount used to pay the Option Price.

  A Participant's election to participate in the ESPP will remain valid only for the Offering Period for which it relates. The Committee may permit Eligible Employees to make separate ESPP elections with respect to the bonus portion of their compensation.

  No Participant will have any rights as a stockholder with respect to shares acquired upon exercise of an Option until a certificate for the shares has actually been issued in the Participant's name following the applicable Exercise Date. No adjustment will be made for dividends or other rights as a stockholder for which a record date is prior to the issuance of such share certificate. No interest will be paid to any Participant or credited to any Account under the ESPP.

  Eligibility. Only Eligible Employees may participate in the ESPP. An "Eligible Employee" is any employee of the Company (or any of its participating Subsidiaries) (i) who has completed at least ninety days of continuous full-time employment with the Company as of the applicable Grant Date, (ii) whose customary employment is for 20 hours or more per week, and
(iii) whose customary employment is for more than five months per calendar year. Notwithstanding the foregoing, certain employees who own 5% or more of the Common Stock are excluded from ESPP participation. As of March 16, 1998 there were a total of approximately 825 employees of the Company and its participating Subsidiaries who were Eligible Employees and, of this number, approximately 165 had actually elected to participate in the January 1, 1998-- June 30, 1998 Offering Period.

  Termination of Participation. A Participant may elect to terminate his or her contributions to the ESPP and receive his or her account balance in cash during an Offering Period at any time prior to the Exercise Date by completing and filing a withdrawal form in a manner prescribed by the Committee. A Participant may not elect to withdraw his or her funds but continue payroll withholding. A Participant's participation in the ESPP will also terminate (prior to the applicable Exercise Date): (i) if his or her employment by the Company (or a participating Subsidiary) terminates for any reason, or (ii) in the event that he or she is no longer an Eligible Employee.

  If a Participant's ESPP participation terminates during an Offering Period for any of the reasons discussed in the preceding paragraph, he or she will no longer be permitted to make contributions to the ESPP for that Offering Period, his or her Option for that Offering Period will automatically terminate, and his or her Account balance will be paid to him or her in cash without interest. However, a Participant's termination from participation will not have any effect upon his or her ability to participate in any succeeding Offering Period, provided that the applicable eligibility and participation requirements are again then met.

  Nothing in the ESPP confers upon any Participant any right to remain in the employ of the Company or a Subsidiary.

  Transfer Restrictions. Options and other interests in the ESPP are generally non-assignable and non-transferable.

  Authorized Shares; Limits on Contributions. The maximum aggregate number of shares of Common Stock available under the ESPP is 2,000,000 shares. The shares may be authorized but unissued shares of the Company, treasury shares, or shares purchased on the open market. In the event of a merger, consolidation, recapitalization, stock split, stock dividend, combination of shares, or other change affecting the Common Stock, a proportionate and equitable adjustment will be made to the number of shares subject to the ESPP and outstanding Options.

  Administration. The ESPP will be administered by the Board or by a committee appointed by the Board (the "Committee"). The Board has appointed the Compensation Committee of the Board as the "Committee" under the ESPP. The members of the Compensation Committee are currently Messrs. Bentley, Sachs and Forster. The Committee has the authority to administer, construe, and interpret the ESPP, amend and rescind rules for administering the ESPP, and make all other determinations necessary or advisable for the administration of the ESPP. Certain non-discretionary administrative functions may be delegated to third parties, including officers of the Company. The ESPP will not limit the authority of the Board or the Committee to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.

  Amendment or Termination of the ESPP. The Board may amend, modify or terminate the ESPP at any time and in any manner (without notice), provided that the existing rights of Participants are not materially adversely affected thereby. Stockholder approval for any amendment will only be required to the extent necessary to meet the requirements of Section 423 of the Code. The Committee may designate, without stockholder approval, the Subsidiaries whose employees may participate in the ESPP. Unless previously terminated by the Board, no new Offering Periods will commence on or after October 13, 2007 or, if earlier, when no shares remain available for Options under the ESPP.

  Federal Income Tax Consequences. The ESPP is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. Participant contributions to the ESPP are made on an after-tax basis (that is, the contributions are deducted from compensation that is taxable to the Participant and for which the Company or a Subsidiary is generally entitled to a tax deduction). Generally, no taxable income will be recognized by a Participant as of either the Grant Date or the Exercise Date of an Option. A Participant will generally recognize income (or loss) upon a sale or disposition of the shares acquired under the ESPP. If such shares are held by the Participant for a period of at least two years after the Grant Date of the related Option and for a period of at least one year after the Exercise Date of the related Option (the "Required Holding Period"), and the shares are sold at a price in excess of the Option Price of the related Option, the gain on the sale of the shares will be taxed as ordinary income to the extent of the lesser of: (i) the amount by which the fair market value of the shares on the Grant Date exceeded the Option Price, or (ii) the amount by which the fair market value of the shares at the time of their sale exceeded the Option Price. Any portion of the gain not taxed as ordinary income will be taxed at capital gain tax rates. The Company will not be entitled to a federal income tax deduction with respect to any shares that are held for the Required Holding Period.

  The foregoing is only a summary of certain federal income tax consequences and is not exhaustive and, among other considerations, does not describe state, local, or tax withholding consequences. The foregoing summary assumes that the ESPP will be qualified under Section 423 of the Code, which requires stockholder approval of the ESPP.

  Plan Benefits. The benefits that will be received by or allocated to Eligible Employees under the ESPP cannot be determined at this time because the amount of contributions set aside to purchase shares of Common Stock under the ESPP (subject to the limitations discussed above) are entirely within the discretion of each Participant. The Fair Market Value of a share of Common Stock on March 16, 1998 was $11.00. The Company has registered under the Securities Act of 1933, as amended, the Common Stock available under the ESPP. In the event that the ESPP is not approved by stockholders prior to October 13, 1998, the ESPP will not qualify as an "employee stock purchase plan" under
Section 423 of the Code, and options granted under the ESPP will be treated as non-qualified stock options, resulting in adverse tax consequences to employees participating in the ESPP.

VOTE REQUIRED FOR APPROVAL

  Approval of this proposal requires the affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the meeting.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN.

                                  PROPOSAL 4

                  APPROVAL OF INDEPENDENT PUBLIC ACCOUNTANTS

  The Company has appointed KPMG Peat Marwick LLP as independent auditors of the Company for the fiscal year ending December 31, 1998. The Board of Directors recommends that the stockholders approve KPMG Peat Marwick LLP as independent auditors of the Company for fiscal year ending December 31, 1998. In the event that the stockholders do not approve KPMG Peat Marwick LLP as independent auditors, the selection of independent auditors will be reconsidered by the Board of Directors. A representative of KPMG Peat
Marwick LLP will be (i) in attendance at the Annual Meeting, (ii) able to make a statement if she or he so desires, and (iii) available to respond to appropriate questions.

VOTE REQUIRED FOR APPROVAL

  Approval of this proposal requires the affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the meeting.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" APPROVAL OF THIS PROPOSAL.

                                 OTHER MATTERS

  Management does not know of any other matters to be presented at the Annual Meeting of Stockholders, but should any other matters requiring a vote of stockholders arise, including a question of adjourning the meeting, the persons named in the accompanying proxy will vote thereon according to their best judgment.

  UPON REQUEST, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED TO ANY STOCKHOLDER WITHOUT CHARGE BY THE COMPANY. ANY STOCKHOLDER DESIRING A COPY SHOULD WRITE TO THE COMPANY AT THE ADDRESS SET FORTH IN THE COVER PAGE OF THE PROXY STATEMENT, ATTENTION: BRAD A. MORRICE, SECRETARY.

                             STOCKHOLDER PROPOSALS

  Stockholder proposals intended to be presented at the 1999 Annual Meeting of the Company must be received by December 8, 1998 for inclusion in its 1999 Proxy Statement.

                       NEW CENTURY FINANCIAL CORPORATION
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                OF THE COMPANY FOR ANNUAL MEETING, MAY 18, 1998
  The undersigned, a stockholder of NEW CENTURY FINANCIAL CORPORATION, a Delaware Corporation (the "Company"), acknowledges receipt of a copy of the Notice of Annual Meeting of Stockholders, the accompanying Proxy Statement and the Annual Report to Stockholders for the year ended December 31, 1997; and, revoking any proxy previously given, hereby constitutes and appoints Robert K. Cole and Brad A. Morrice and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to vote the shares of Common Stock of the Company standing in the name of the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Irvine Marriott, 18000 Von Karman, Irvine, California, on Monday, May 18, 1998 at 9:00 a.m., local time, and at any adjournment thereof, on all matters coming before said meeting.
  The Board of Directors recommends a vote FOR Items 1-4.
  1. Nominees for a three-year term as a Class I member of the Company's Board of Directors: Fredric J. Forster, Edward F. Gotschall and Martin F. Ryan.
      For all nominees. [_]        WITHHOLD AUTHORITY to vote for
                                   all nominees. [_]
(AUTHORITY TO VOTE FOR ANY NOMINEE NAMED MAY BE WITHHELD BY LINING THROUGH THAT
                                NOMINEE'S NAME.)
  2. Approval of an amendment to the Company's 1995 Stock Option Plan to increase the number of shares authorized to be issued under the Company's 1995 Stock Option Plan by 500,000 shares, from 2,000,000 shares to 2,500,000 shares.
                     [_] FOR    [_] AGAINST     [_] ABSTAIN
  3. Approval of the Company's Employee Stock Purchase Plan.
                     [_] FOR    [_] AGAINST     [_] ABSTAIN
  4. Approval of KPMG Peat Marwick LLP as independent auditors of the Comapny for the fiscal year ending December 31, 1998.
                     [_] FOR    [_] AGAINST     [_] ABSTAIN
  5. In their discretion, upon any other matters as may properly come before the meeting or at any adjournment thereof.
                                (continued and to be signed on other side)



  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1-4. IF ANY NOMINEE BECOMES UNAVAILABLE FOR ANY REASON, THE PERSONS NAMED AS PROXIES SHALL VOTE FOR THE ELECTION OF SUCH OTHER PERSON AS THE BOARD OF DIRECTORS MAY PROPOSE TO REPLACE SUCH NOMINEE.

                                             Dated: _________, 1998

                                             Dated: _________, 1998

                                             ----------------------
                                                 (Signature of
                                                  Stockholder)

                                             ----------------------
                                                 (Signature of
                                                  Stockholder)

                                             This Proxy must be signed exactly
                                             as your name appears hereon.
                                             Executors, administrators,
                                             trustees, etc., should give full
                                             title, as such. If the
                                             stockholder is a corporation, a
                                             duly authorized officer should
                                             sign on behalf of the corporaiton
                                             and should indicate his or her
                                             title.

 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.